                                                                    EXHIBIT 99.1

For Immediate Release                                  Contact: Taras R. Proczko

                                                                  (312) 357-5321

                              HARTMARX CORPORATION
                               AMENDS ITS PENDING
                                 EXCHANGE OFFER

          CHICAGO, IL - January 10, 2002 - Hartmarx Corporation (NYSE: HMX) announced today that it has amended the terms of its exchange offer commenced on December 14, 2001 (the "Exchange Offer"). As previously announced, Hartmarx is offering to issue $800 principal amount at maturity of newly issued 12-1/2% Senior Subordinated Notes, due 2003 (the "New Notes"), pay $200 in cash and issue 93 shares of Hartmarx common stock, par value $2.50 per share, in exchange for each $1,000 principal amount of its currently outstanding 10-7/8% Senior Subordinated Notes (CUSIP No. 417119AC8) (the "Existing Notes"). The Exchange Offer is described in an amended and restated Offering Circular, dated January 2, 2002 (the "Amended Offering Circular"). Consummation of the Exchange Offer is conditioned on, among other conditions, at least 90% of the outstanding principal amount of Existing Notes being tendered and not withdrawn prior to the expiration date.

          Following discussions with its largest bondholder, the holder of approximately 67% of the Existing Notes, and the Company's senior lenders, Hartmarx has agreed to amend the terms of the New Notes and the largest bondholder has indicated that it intends to tender its Existing Notes in the Exchange Offer. Pursuant to the Amended Offering Circular previously distributed to Existing Note holders, Hartmarx will continue, until the expiration of the Exchange Offer on January 15, 2002, to offer to exchange up to all of the Existing Notes for a combination of New Notes (with amended terms as described below), cash and common stock.

          The changes in the terms of the New Notes are:

 .    the New Notes will now be "12-1/2% Senior Unsecured Notes Due 2003" instead of "12-1/2% Senior Subordinated Notes Due 2003"; and

 .    the New Notes will now only be subordinated to the Company's senior bank debt and any refinancing or replacement of the senior bank debt (the "Senior Debt"), instead of being subordinated to the Senior Debt and other indebtedness of the Company made senior in right of payment to the New Notes, which would have included
     (i) debt existing on the date of the indenture for the New Notes or thereafter incurred; (ii) certain capital lease obligations and (iii) certain obligations of the Company (a) for the reimbursement of any obligor on any letters of credit or under interest rate swaps, caps, collars and options or hedges of foreign exchange risks, (b) under receivables financing facilities and (c) for the deferred purchase price of property or services and conditional sale obligations.

          A copy of the indenture for the New Notes that reflects these changes is being filed with the Securities and Exchange Commission.

          The offer to exchange up to all of the Existing Notes for a combination of the New Notes (with amended terms as described above), cash and Hartmarx common stock will expire at midnight, New York City time, on January 15, 2002. Offers are made only by the Amended Offering Circular. Holders of Existing Notes may obtain copies of the Amended Offering Circular by calling D.F. King & Co., Inc., the Company's Information Agent, at (800) 290-6429 or from the Securities and Exchange Commission. Holders of Existing Notes who have any questions regarding the mechanics of the exchange offer should contact Bank One Trust Company, National Association, the Company's Exchange Agent, at (800) 524-9472. The Information Agent and the Exchange Agent will answer any questions from holders of Existing Notes with respect to the exchange offer solely by reference to the terms of the Amended Offering Circular. This announcement constitutes neither an offer to sell nor a solicitation of an offer to buy the New Notes or the Hartmarx common stock.

          Hartmarx produces and markets business, casual and golf apparel products under its own brands including Hart Schaffner & Marx, Hickey-Freeman, Palm Beach, Coppley, Cambridge, Keithmoor, Racquet Club, Naturalife, Pusser's of the West Indies, Royal, Brannoch, Riserva, Sansabelt, Barrie Pace, and Hawksley & Wight. In addition, the Company has certain exclusive rights under licensing agreements to market selected products under a number of premier brands such as Austin Reed, Tommy Hilfiger, Kenneth Cole, Burberry men's tailored clothing, Ted Baker, Pringle of Scotland, Bobby Jones, Jack Nicklaus, Claiborne, Evan-Picone, Pierre Cardin, Perry Ellis, KM by Krizia, and Daniel Hechter. The Company's broad range of distribution channels includes fine specialty and leading department stores, value-oriented retailers and direct mail catalogs.

          This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as "may," "will," "intend," "should," "expect," "anticipate," "estimate," or "continue" or the negatives thereof or other comparable terminology. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.